OTCBB:COCMF

News Release

NR2014-01

Venza Gold Corp. Completes Name Change to “CoreComm Solutions Inc.” and Begins Trading on OTC Marketplace Under the New Symbol "COCMF"

VANCOUVER , BRITISH COLUMBIA -- (January 8, 2014) Venza Gold Corp. (OTCBB:VZAGF) (the “Company”) is pleased to announces that it has changed its name to “CoreComm Solutions Inc.” and the OTC Marketplace (OTCBB) has assigned it the new ticker symbol COCMF. Trading under this new symbol is effective as of January 8, 2014.

The Company's new website address is www.corecomm.co

Commented Patrick Fitzsimmons CEO of CoreComm, “Now that we have filed the name and symbol change we believe that this will truly benefit the Company as well as shareholder value, and feel the name change to CoreComm Solutions better represent the objectives and future of our business model”.

About CoreComm Solutions Inc.

The Company is commercializing the Correlation Technology Platform (CTP) in the software education market. The Company has acquired a worldwide license utilizing the CTP in Education. The platform is targeted at the public and private K12 market sectors.

Utilizing the unique and patented Correlation Technology Platform as the basis for addressing education resources, edForm and edForma are able to open accurate and unique views on silos of documents for education users not available today.

The edForm and edForma education portals transforming the way students and teachers utilize learning resources on a global basis.

The Company holds a 100% interest in the mineral claim called the “OS Gold Claim”.

With the subsequent name change, the Company will be focusing its business plan on the software education market.

On behalf of the Board,

Patrick Fitzsimmons, President, CEO & Director

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company’s control. Such factors include, among other things: risks and uncertainties relating to the Company’s limited operating history. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.

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CONTACT INFORMATION

CoreComm Solutions Inc.

Patrick Fitzsimmons
President & CEO
(604) 700-9324
patrick@corecomm.co

CoreComm Solutions Inc.
James Hyland
Principal Financial Officer
Cell: (604) 442-2425
jhyland@corecomm.co